Exhibit 1A-6A

EQUITY CONTRIBUTION AGREEMENT

This EQUITY CONTRIBUTION AGREEMENT (the “Agreement”) is made effective as of June 1, 2014 (the “Effective Date”), by and between NeurMedix, LLC, a California limited liability company formerly known as “Reserva, LLC” with his principal office at 11601 Wilshire Boulevard, Suite 1100, Los Angeles, California 90025 (“NM LLC”), NeurMedix, Inc., a Delaware corporation with his principal office at 11601 Wilshire Boulevard, Suite 1100, Los Angeles, California 90025 (“NM CORP”), and Terren S. Peizer, an individual (“TP”).

RECITALS

WHEREAS, NM LLC was organized in the State of California on March 16, 2001 under the name “Reserva, LLC” and subsequently changed its name to “NeurMedix, LLC” with the California Secretary of State, and since its organization through the date of this Agreement NM LLC has been and is currently one hundred percent (100%) owned and controlled by TP; and

WHEREAS, NM CORP was incorporated in the State of Delaware on November 24, 2014, and since its incorporation through the date of this Agreement has been and is currently one hundred percent (100%) owned and controlled by TP; and

WHEREAS, TP is also the sole owner of other legal entities; and

WHEREAS, NM CORP is a C-corporation and has not filed a tax return in 2014, 2015 or 2016 and has not maintained a bank account until 2017; and

WHEREAS, all activities of NM LLC were made on behalf of the business conducted by NM CORP, including prior to NMS CORP’s inception, and accordingly expenses related NM CORP’s business were funded and recorded by NM LLC in 2014 through 2016 and later re-charged to NM CORP; and

WHEREAS, the parties hereto have agreed that all capital expenditures and expenses paid for NM LLC on behalf or for the benefit of NM CORP shall be reflected as capital contributions to NM CORP (the “NM CORP Payments”), and (a) are comprehensive and represent a full and complete record of all such NM CORP Payments; (b) pertain solely to the business and operations of NM CORP, (c) are in fact “equity contributions” to NM CORP by NM LLC and/or TP and are not intended to be repaid by NM CORP at any time, (d) shall not be reimbursable to NM LLC or TP and NM CORP shall have no obligation to repay such NM CORP Payments; and (e) it is the parties intent that the NM CORP Payments received by NM CORP shall not be deemed liabilities; and

WHEREAS, it is the parties intent and desire wish to memorialize the facts set forth in these Recitals and to set forth their agreement in writing in accordance with the terms hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual provisions and covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Incorporation of Recitals. The foregoing preambles and all other recitals set forth herein are incorporated into this Agreement and expressly made a part hereof by reference.

2.             Activities of NM LLC; Equity Contributions.

2.1     Activities of NM LLC. The parties to this Agreement agree that all activities of NM LLC were made on behalf of NM CORP since NMS CORP’s inception and expenses related NM CORP’s business were funded and recorded by NM LLC in 2014 and 2015, and accordingly, there are no current or deferred tax expenses on NM CORP’s books for the periods ended December 31, 2014 and December 31, 2015.

2.2     Equity Contributions. The parties to this Agreement agree that all capital expenditures and expenses paid for NM LLC on behalf or for the benefit of NM CORP shall be reflected as capital contributions to NM CORP (the “NM CORP Payments”), and (a) are comprehensive and represent a full and complete record of all such NM CORP Payments; (b) pertain solely to the business and operations of NM CORP, (c) are in fact “equity contributions” to NM CORP by NM LLC and/or TP and are not intended to be repaid by NM CORP at any time, (d) shall not be reimbursable to NM LLC or TP and NM CORP shall have no obligation to repay such NM CORP Payments; and (e) it is the parties intent that the NM CORP Payments received by NM CORP shall not be deemed liabilities.

3.             Further Assurances. Each of the parties hereto shall, and shall cause its respective affiliates to, from time to time at the request of the other party, without any additional consideration, furnish the other party such further information, supporting documentation or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or desirable, in the opinion of counsel to the requesting party, to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.

4.             Representations and Warranties. NM LLC and TP represent and warrant to NM CORP that (i) the NM CORP Payments are (a) comprehensive and represent a full and complete record of all such NM CORP Payments; and (b) in fact, pertain solely to the business and operations of NM CORP.

5.             Tax Returns; Reporting. Each of the parties to this Agreement agree to use their best efforts not to take any action or take any position in any tax return or report or otherwise which could have an adverse effect on, or which in inconsistent with, the qualification of the transactions contemplated by this Agreement. Notwithstanding the foregoing, none of the parties hereto shall be required to amend or restate previously filed income tax returns and the parties agree that the tax attributes previously claimed by NM LLC and/or TP will not be claimed by NM Corp.

6.             Miscellaneous.

6.1     Governing Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the State of California without giving effect to conflicts of law principles.

6.2     Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when personally delivered, two days following the day when deposited with an overnight courier service, such as Federal Express, for delivery to the intended addressee or two days following the day when deposited in the United States mail, first class postage prepaid, at the addresses set forth at the beginning of the Agreement. Any person may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

6.3     Binding Nature of Agreement; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, except that no party may assign or transfer its rights under this Agreement without the prior written consent of the other party hereto.

6.4     Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. The parties agree that a facsimile signature shall have the same validity as an original.

6.5     Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

6.6     Paragraph Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

6.7     Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.

For:	NEURMEDIX, LLC

By:		Dated:	3/23/17
Terren S. Peizer, Managing Member & Sole Member

For:	NEURMEDIX, INC.

By:		Dated:	3/23/17
Terren S. Peizer, Chief Executive Officer & Sole Shareholder

By:		Dated:	3/23/17
Terren S. Peizer, an individual

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